Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Pacific Drilling S.A.:

We consent to the incorporation by reference in the registration statement (No. 333-180485) on Form S-8 of Pacific Drilling S.A. of our reports dated February 28, 2013 with respect to the consolidated balance sheets of Pacific Drilling S.A. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 20-F of Pacific Drilling S.A. We did not audit the financial statements of Transocean Pacific Drilling Inc. (TPDI – a 50% owned unconsolidated investee company). The Company’s investment in TPDI at December 31, 2011 was $0, and its equity in earnings of TPDI was $18,955,000 and $56,307,000 for the years ended December 31, 2011 and 2010, respectively. The financial statements of TPDI were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for TPDI, is based solely on the report of other auditors.

/s/ KPMG LLP

Houston, Texas

February 28, 2013